                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CYPRESS BIOSCIENCE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [CYPRESS LOGO]
                         4350 Executive Drive, Suite 325
                               San Diego, CA 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 30, 1998


TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Bioscience, Inc., a Delaware corporation (the "Company"), will be held on June 30, 1998 at 4:00 p.m. Eastern Standard Time at the Hotel
Intercontinental located at 111 East 48th Street, New York, New York 10017 for the following purposes:

        1. To elect two (2) directors to hold office until the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

        2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to (i) effect, at any time prior to the 1999 Annual Meeting of Stockholders, a reverse stock split, whereby the Company would issue one (1) new share of Common Stock of the Company in exchange for between two (2) and four (4) shares of outstanding Common Stock and (ii) after giving effect to the aforesaid reverse stock split, establish the number of authorized shares of (A) Common Stock at 50,000,000 shares and (B) Preferred Stock at 15,000,000 shares;

        3. To approve an amendment to the 1996 Equity Incentive Plan to increase the total number of shares of Common Stock authorized for issuance under such plan from 7,000,000 to 10,000,000 (without giving effect to the proposed reverse split contemplated by Proposal 2);

        4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

        5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on May 11, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.



                                       By Order of the Board of Directors





                                       Manny Diaz-Conti
                                       Corporate Secretary

San Diego, California
May 18, 1998


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121

                                 --------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1998

                                 ---------------

                                 PROXY STATEMENT



        This Proxy Statement and the enclosed proxy card, which the Company intends to mail to stockholders on or about May 18, 1998, are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CYPRESS BIOSCIENCE, INC., a Delaware corporation (the "Company"), for use in voting at the Annual Meeting of Stockholders to be held on June 30, 1998, at 4:00 p.m. Eastern Standard Time or at any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held at the Hotel Intercontinental located at 111 East 48th Street, New York, New York 10017.

        The Board has fixed May 11, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of the Company's Common Stock, $.02 par value per share (the "Common Stock"), at the close of business on May 11, 1998 will be entitled to notice of and to vote at the Annual Meeting. The only outstanding class of capital stock of the Company is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote 38,962,177 shares of Common Stock. Each share of Common Stock entitles the holder of record on the Record Date to one vote on all matters to be voted upon at the Annual Meeting. The presence in person or by proxy of the holders of record of one-third (1/3) of the issued and outstanding shares of Common Stock of the Company entitled to vote is required to constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purposes of determining a quorum.

        All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is made on your signed proxy card that is returned to the Company, the shares represented by your executed proxy will be voted FOR (i) the election of management's nominees for director to the class whose term expires as of the Annual Meeting, (ii) Proposal 2 to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect, at any time prior to the 1999 Annual Meeting of Stockholders, a reverse stock split of the Company's Common Stock as more fully described in Proposal 2 herein, (iii) Proposal 3 to approve an amendment to the Company's 1996 Equity Incentive Plan (the "1996 Plan") to increase the total number of shares of Common Stock authorized for issuance under such plan from 7,000,000 to 10,000,000 (without giving effect to the proposed reverse split contemplated





                                       1.

by Proposal 2), and (iv) Proposal 4 to ratify the selection of Ernst & Young LLP as the Company's independent auditor's for the fiscal year ending December 31, 1998. If the instruction on your proxy card specifies "ABSTAIN" with respect to a particular proposal, the shares represented by your executed proxy card will be counted as an abstention for such proposal.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but, other than with respect to Proposal 2, are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, as more fully discussed therein, broker non-votes will have the same effect as negative votes. Election of the nominees for director set forth in Proposal 1 requires the affirmative vote of a plurality of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Ratification of Proposal 4 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4350 Executive Drive, Suite 325, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        In order to be included in the Company's proxy statement and proxy card relating to the 1999 Annual Meeting of Stockholders, proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must comply with the applicable Securities and Exchange Commission rules and regulations, must be sent to the Corporate Secretary of the Company at the address set forth on page 1 of this Proxy Statement and be received by the Company not later than January 18, 1999.

SOLICITATION

        The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of the Proxy Statement, the proxy card and any additional information furnished to stockholders of the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others to forward to





                                       2.

such beneficial owners. The Company may reimburse such banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but any professional proxy solicitation firm used by the Company will be paid its customary fee.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Company's Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors to serve on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        Under the Company's Bylaws, there shall be not less than three nor more than nine directors, as determined from time to time by resolution of the Board. There are presently seven directors serving on the Board and there are currently no vacancies.

        There are two (2) directors in the class whose term of office expires as of the Annual Meeting. The nominees for election to this class, Messrs. Jack H. Vaughn and Samuel D. Anderson, are currently directors of the Company. Mr. Vaughn was originally elected to the Board in 1991 by the Board and Mr. Anderson was elected to the Board in 1998 by the Board. If elected at the Annual Meeting, each of Messrs. Vaughn and Anderson will serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

        Election of the nominees will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Vaughn and Anderson. Messrs. Vaughn and Anderson have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve. In the event that Messrs. Vaughn or Anderson should be unavailable to serve as a result of an unexpected occurrence, such shares will be voted (unless the proxy card is marked to the contrary) for the election of such substitute nominees, if any, as management may recommend. It is believed that all officers and directors of the Company will vote their respective shares in favor of Messrs. Vaughn and Anderson.

        Set forth below is biographical information for each person nominated for election for a three-year term expiring at the 2001 Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting.





                                       3.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

        JACK H. VAUGHN, 77, has served as a director of the Company since 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a Portland, Oregon-based foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Prior to that, Mr. Vaughn had been the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

        SAMUEL D. ANDERSON, 62, was elected by the Board to serve as a director of the Company in April 1998. Since 1991, Mr. Anderson has been an independent consultant to various medical and research institutions. From 1990 to 1991 he was President and Chief Executive officer of Trancel Corporation, a privately-held biotechnology company. From 1984 to 1989 Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a privately-held blood plasma fractionator, and between 1989 and 1990 served as its Chairman of the Board.


                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

        DEBBY JO BLANK, M.D., 46, was appointed President, Chief Operating Officer and director of the Company in December 1995. Prior to joining the Company, from 1994 through the end of 1995, Dr. Blank was Senior Vice President, Marketing, for Advanced Technology Laboratories, a publicly-held manufacturer and distributor of ultrasound equipment. From 1993 to 1994, she was Vice President, U.S. Marketing for Syntex, a pharmaceutical company. From 1989 to 1993, Dr. Blank held various positions at the DuPont Company and the DuPont Merck Pharmaceutical Company ("DuPont"), including Vice President Worldwide Marketing, Vice President, New Product Planning & Licensing, and Vice President, Strategy and Business Development. Before joining DuPont, she was employed from 1986 to 1989 by Arthur D. Little, a management consulting firm, as a consultant in its pharmaceutical practice.

        PHILIP J. O'REILLY, 59, has been a director of the Company since 1994. He is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Mineola, New York. He has been in private practice for more than twenty years. Mr. O'Reilly also serves as a director of Excaliber Technologies Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

        JAY D. KRANZLER, M.D., PH.D., 40, was appointed Chief Executive Officer and Chairman of the Company in December 1995. In April 1996, Dr. Kranzler also assumed the position of Chief Scientific Officer of the Company and in November 1997 became the acting Chief Financial Officer of the Company. In April 1998, Dr. Kranzler was appointed as Chairman of the Board. From January 1989 until August 1995, Dr. Kranzler served as President, Chief





                                       4.

Executive Officer and a director of Cytel Corporation ("Cytel"), a publicly-held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a management consulting firm, as a consultant specializing in the pharmaceutical industry from 1985 to January 1989.

        RICHARD M. CROOKS, JR., 58, has been a director of the Company since 1994. He has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to Allen & Company Incorporated, a privately-held investment banking firm, which is the Company's principal stockholder. He served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is also a director of Excaliber Technologies Corporation.

        DAVID GOLDE, M.D., 57, was elected by the Board to serve as a director of the Company in April 1998. Dr. Golde has been the Physician-in-Chief of Memorial Sloan-Kettering Cancer Center since 1991 and at UCLA School of Medicine since 1979. Dr. Golde is a consultant to numerous medical and research institutions.

BACKGROUND OF NON-DIRECTOR EXECUTIVE OFFICERS

        R. MICHAEL GENDREAU, M.D., PH.D., 42, was appointed Vice President of Research and Development and Chief Medical Officer of the Company in December 1996. Dr. Gendreau joined the Company in 1994 and has held various positions through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 31, 1997, the Board held five meetings. During the fiscal year ended December 31, 1997, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he or she served, held during the period for which he or she was a director or committee member, respectively. The Board has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Non-Executive Officer Stock Option Committee.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statement, recommends to the Board the independent auditors to be retained, and receives and considers the auditors' comments (out of the presence of management) as to adequacy of staff and management performance, effectiveness of existing audit and financial controls and procedures established in connection with implementing such controls. The Audit Committee is composed of three directors: Messrs. Vaughn (Chairman), Crooks and O'Reilly. The Audit Committee met one time during fiscal year 1997.





                                       5.

        The Compensation Committee determines compensation levels based on recommendations of management and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Vaughn, Crooks and O'Reilly. The Compensation Committee met one time during fiscal year 1997.

        The Stock Option Committee considers and recommends to the Board the number and terms of stock options to be granted to officers and employees of and consultants to the Company. The Stock Option Committee is composed of two directors: Messrs. Crooks and O'Reilly. The Stock Option Committee did not meet during fiscal year 1997 but did take action several times by unanimous written consent.

        The Non-Executive Officer Stock Option Committee is a subcommittee created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not executive officers of the Company. The Non-Executive Officer Stock Option Committee is composed of two directors: Drs. Kranzler and Blank. The Non-Executive Officer Stock Option Committee did not meet during fiscal year 1997 but did take action several times by unanimous written consent.

        The Board did not have a standing Nominating Committee during fiscal year 1997.


                                   PROPOSAL 2

               APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO (I) EFFECT, AT ANY TIME PRIOR TO THE 1999 ANNUAL MEETING OF STOCKHOLDERS, A REVERSE STOCK SPLIT, WHEREBY THE COMPANY WOULD ISSUE ONE (1) NEW SHARE OF COMMON STOCK IN EXCHANGE FOR BETWEEN TWO (2) AND FOUR (4) SHARES OF OUTSTANDING COMMON STOCK AND (II) AFTER GIVING EFFECT TO THE AFORESAID REVERSE STOCK SPLIT, ESTABLISH THE NUMBER OF AUTHORIZED SHARES OF (A) COMMON STOCK AT 50,000,000 SHARES AND (B) PREFERRED STOCK AT 15,000,000 SHARES

IN GENERAL

        The Company's stockholders are being asked in this Proposal 2 to authorize the Company to amend the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") to (i) effect, at any time prior to the 1999 Annual Meeting of Stockholders, a reverse stock split of the Company's Common Stock whereby the Company would issue one (1) new share of Common Stock in exchange for between two (2) and four (4) shares of outstanding Common Stock (the "Reverse Split"), and (ii) after giving effect to the Reverse Split, to establish the number of authorized shares of (A) Common Stock at 50,000,000 and
(B) Preferred Stock at 15,000,000. The Board has approved, subject to stockholder approval, the Reverse Split and has directed that the Reverse Split be submitted to the stockholders of the Company for consideration and action. The Board believes that stockholder approval of an exchange ratio range (as opposed





                                       6.

to approval of a specified exchange ratio) in which the Reverse Split may be effected will provide the Board with maximum flexibility to achieve the purposes of the Reverse Split and is in the best interests of the Company and its stockholders. See "Reasons for the Reverse Split," below.

        The complete text of the form of amendment to the Restated Certificate that would be filed with the office of the Secretary of State of the State of Delaware to effect the Reverse Split is set forth in Appendix A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split in the range described above.

REASONS FOR THE REVERSE SPLIT

        The Board believes that the Reverse Split is desirable for a number of reasons. First the Reverse Split is intended to improve the Company's ability to raise new capital. Second, the Board believes that the Reverse Split will improve the marketability and liquidity of the Company's Common Stock. Finally, the Board believes that the Reverse Split will enhance the Company's ability to have its Common Stock included for listing on the NASDAQ National Market System (the "Nasdaq/NMS").

        The Company will require additional sources of capital to fund its existing and future product development efforts and clinical trials and to fund continuing operations. In meetings with its financial advisors, the Company has been advised that an increase in per share value of the Company's Common Stock, which the Company expects as a consequence of the Reverse Split, may enhance the acceptability of the Common Stock by the financial community and the investing public and broaden the investor pool from which the Company might be able to obtain additional financing. In theory, the total number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it or the Company's reputation in the financial community. As a practical matter, however, the opposite is in fact often the case. For example, because of the trading volatility often associated with low-priced stocks, as a matter of policy many institutional investors are prohibited from purchasing such stocks. For the same reason, brokers often discourage their customers from purchasing such stocks. The reduction in the number of outstanding shares of Common Stock caused by the Reverse Split is anticipated initially to increase proportionally the per share market price of the Common Stock. However, because some investors may view the Reverse Split negatively in that it reduces the number of shares available in the public market, there can be no assurance that the market price of the Common Stock will reflect proportionately the Reverse Split, or that such price, if it does rise proportionally to such levels, will continue to escalate or be sustained in the future.

        The Board also believes that the increased market price of its Common Stock expected as a result of the Reverse Split will improve the marketability and liquidity of the Company's Common Stock by appealing to a broader market than that which currently exists and will encourage interest and trading in the Common Stock. As previously noted, many brokerage





                                       7.

houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company's Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. If the Reverse Split is implemented, however, holders of fewer than 100 shares of Common Stock ("odd-lots") after the Reverse Split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of Common Stock ("round-lots"). The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

        The Board also believes that the proposed Reverse Split will enhance the Company's ability to have its stock included in and listed on the Nasdaq/NMS, thereby potentially increasing the marketability and liquidity of the Company's Common Stock. The Company's Common Stock is currently traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "CYPB." During the period from January 1, 1998 to April 15, 1998, the closing sales price per share of the Company's Common Stock ranged from a high of $3.38 to a low of $1.34. There are several requirements that the Company must meet before its Common Stock would be eligible for initial inclusion on the Nasdaq/NMS, one of which is that the Company's Common Stock have a minimum market price of $5.00. The Board believes that the Company currently is able to satisfy all of the Nasdaq/NMS initial listing requirements except the $5.00 minimum market price requirement. Although there can be no assurance that the Company will be able to satisfy the Nasdaq/NMS listing requirements in the future, the Board believes that the Reverse Split, when implemented within the proposed exchange ratio, will result in the market price of the Company's Common Stock rising to the level necessary to satisfy the Nasdaq/NMS's $5.00 minimum market price initial listing requirement.

BOARD DISCRETION TO IMPLEMENT REVERSE SPLIT

        If the Reverse Split is approved by the stockholders of the Company at the Annual Meeting, the Reverse Split will be effected, if at all, only upon a determination by the Board, after consultation with its financial advisors, that the Reverse Split (in an exchange ratio determined by the Board upon advice of its financial advisors within the limits set forth in this Proposal 2) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including but not limited to, availability of additional working capital, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Split by the stockholders, the Board may, in its sole discretion, determine not to effect the Reverse Split prior to the 1999 Annual Meeting of





                                       8.

Stockholders. If the Board fails to implement the Reverse Split prior to such meeting, stockholder approval again would be required prior to implementing any reverse split.

EFFECTS OF THE REVERSE SPLIT ON REGISTRATION AND VOTING RIGHTS

        The Company's Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Company's Common Stock under the Exchange Act. After the Reverse Split, the Company's Common Stock will continue to be reported on the Nasdaq SmallCap Market under the symbol "CYPB" (although the Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Reverse Split has occurred).

        Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Reverse Split will continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Reverse Split. Although the Reverse Split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), the disproportionate decrease in the number of authorized shares with respect to the exchange ratio of the Reverse Split will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record will not be affected by the Reverse Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split).

EFFECT ON STOCK OPTIONS, WARRANTS AND PAR VALUE

        The Reverse Split will effect a reduction in the number of shares of Common Stock available for issuance under the Company's 1996 Equity Incentive Plan (the "1996 Plan") in proportion to the exchange ratio of the Reverse Split. The number of shares of Common Stock currently authorized for issuance under the 1996 Plan is 7,000,000 (prior to giving effect to the Reverse Split and the proposed increase in the number of authorized shares under Proposal 3, below). The par value of the Company's Common Stock and Preferred Stock will remain at $0.02 per share following the effective time of the Reverse Split, while the number of shares of Common Stock issued and outstanding will be reduced. Consequently, the aggregate par value of the issued and outstanding Common Stock also will be reduced. In addition, because the number of authorized shares of Common Stock will be disproportionately decreased with respect to the exchange ratio of the Reverse Split and the authorized number of shares of Preferred Stock will remain the same, the number of authorized but unissued shares of Common Stock and Preferred Stock effectively will be increased by the Reverse Split. The issuance of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock and





                                       9.

Preferred Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Certificate of Incorporation or Bylaws.

        The Company also has outstanding certain stock options and warrants to purchase shares of the Company's Common Stock. Under the terms of the outstanding stock options and warrants, the Reverse Split will effect a reduction in the number of shares of Company Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

EFFECTIVE DATE

        The Reverse Split would become effective as of the close of business on the date of filing (the "Effective Date") a Certificate of Amendment to the Restated Certificate with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, each share of Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be, automatically and without any action on the part of the stockholders, converted into between 1/2 and 1/4 of a share of the Company's Common Stock proposed to be issued in connection with the Reverse Split (the "New Common Stock").

PAYMENT FOR FRACTIONAL SHARES

        No fractional shares of New Common Stock will be issued as a result of the Reverse Split. In lieu of any such fractional share interest, each holder of Old Common Stock who as a result of the Reverse Split would otherwise receive a fractional share of New Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company's Common Stock on the Effective Date as reported in the Wall Street Journal by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount will be issued to such holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates," below.

EXCHANGE OF STOCK CERTIFICATES

        Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from American Stock Transfer & Trust Company, as the Company's exchange agent (the "Exchange Agent") for the Reverse Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the





                                      10.

Reverse Split represented shares of Old Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of New Common Stock issued in connection with the Reverse Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Split represented any shares of Old Common Stock shall be deemed at and after the Reverse Split to represent the number of full shares of New Common Stock contemplated by the preceding sentence.

        No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the Reverse Split represented any shares of Old Common Stock, except that if any certificates of New Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

        Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the proposed Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

        A summary of the federal income tax consequences of the proposed Reverse Split on the Company and to individual stockholders is set forth below. The following discussion is based upon present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

        It is intended that the Reverse Split will constitute a reorganization (a "Reorganization") within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.





                                      11.

Assuming that the Reverse Split qualifies as a Reorganization, the following federal income tax consequences should result:

1. A stockholder will not recognize any gain or loss as a result of the Reverse Split except to the extent a stockholder receives cash in lieu of a fractional share. To the extent a stockholder receives cash in lieu of a fractional share, for tax purposes the stockholder will be deemed to have sold the fractional share to the Company. Although it is impossible to predict with certainty the tax consequences to any individual stockholder, in all probability, such stockholder will recognize a gain or loss as a result of the repurchase of a fractional share equal to the difference between (i) the stockholder's proportionate adjusted basis in such fractional share, and (ii) the cash amount received for such fractional share. Any gain will be treated as short-term capital gain taxable at a maximum federal income tax rate of 39.6% if the stockholder has held his shares for one year or less prior to the Effective Date, mid-term capital gain taxable at a maximum federal income tax rate of 28% if the stockholder has held his shares for more than one year but not more than 18 months prior to the Effective Date, or long-term capital gain taxable at a maximum federal income tax rate of 20% if the stockholder has held his shares for more than 18 months prior to the Effective Date.

2. The aggregate tax basis of the shares of New Common Stock received by the stockholder pursuant to the Reverse Split will equal the aggregate tax basis of the shares of Old Common Stock held by the stockholder immediately prior to the Effective Date of the Reverse Split reduced by any basis allocated to a fractional share for which the stockholder receives cash. The stockholder will be able to "tack" the holding period of the Old Common Stock prior to the Reverse Split to the holding period of the New Common Stock received by the stockholder as a result of the Reverse Split, provided that the shares of Old Common Stock were capital assets in the hands of the stockholder.

3.      The Company will not recognize gain or loss as a result of the Reverse
Split.

REQUIRED VOTE

        The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to approve the Reverse Split and the amendment to the Restated Certificate to effect the Reverse Split.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                        RECOMMENDS A VOTE FOR PROPOSAL 2




                                      12.

                                   PROPOSAL 3

               APPROVAL OF AN AMENDMENT TO THE 1996 EQUITY INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 7,000,000 TO 10,000,000 (WITHOUT GIVING EFFECT TO THE PROPOSED REVERSE SPLIT CONTEMPLATED BY PROPOSAL 2)

        In April 1996, the stockholders of the Company approved the adoption of the Company's 1996 Equity Incentive Plan (the "1996 Plan"). Under the 1996 Plan, 7,000,000 shares of Common Stock were authorized for issuance to directors, officers and employees of and consultants to the Company pursuant to stock options and other stock awards granted to such persons under the 1996 Plan.

        In April 1998, the Board unanimously approved an amendment to the 1996 Plan to, subject to stockholder approval, increase the total number of shares authorized for issuance thereunder from 7,000,000 shares to 10,000,000 shares (which increase does not give effect to the Reverse Split contemplated in Proposal 2 above). Under applicable law, the stockholders of the Company are required to approve any amendment to the 1996 Plan that would increase the number of shares authorized for issuance thereunder. The total number of shares authorized for issuance shall be appropriately adjusted if the Reverse Split is effected.

        As of April 15, 1998, options (net of canceled or expired options) to purchase an aggregate of 6,457,553 shares of the Company's Common Stock had been granted to employees and consultants under the 1996 Plan, 131,126 shares had been issued upon exercise of options granted under the 1996 Plan and 411,321 shares remained available for grant under the 1996 Plan (which amount does not:
(i) include any shares that might in the future be returned to the 1996 Plan as a result of cancellations or expiration of options, (ii) include the increase in the number of shares issuable under the 1996 Plan as described in this Proposal 3 or (iii) give effect to the Reverse Split contemplated in Proposal 2 above).

        The Board approved the increase in the total number of shares of Common Stock authorized for issuance under the 1996 Plan to ensure that the Company can continue to attract and has the flexibility to reward, through stock ownership in the Company, high caliber directors, officers, employees and consultants at levels determined appropriate by the Board or an authorized committee of the Board.

REQUIRED VOTE OF STOCKHOLDERS

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1996 Plan requested in this Proposal 3. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this Proposal 3 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purposes in determining whether this matter has been approved. The





                                      13.

Company believes that all its executive officers and directors will vote their respective shares in favor of this Proposal 3.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                    RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

        The essential features of the 1996 Plan, as amended, are outlined below:

GENERAL

        The 1996 Plan permits the granting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code") and the granting of options that do not so qualify or "nonstatutory stock options." Incentive stock options and nonstatutory stock options are collectively referred to herein as "Options." See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options. In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") in connection with incentive or nonstatutory stock options or independently the granting of stock bonuses and the granting of rights to purchase restricted stock. (All permitted grants of options, SARs, stock bonuses and rights to purchase restricted stock are sometimes hereinafter collectively referred to as the "Stock Awards"). Any proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

PURPOSE

        The 1996 Plan was adopted to provide a means by which directors, officers and employees of and consultants to the Company and its affiliates could be given an opportunity to benefit from increases in the value of the Common Stock of the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 61 of the Company's employees and consultants are eligible to participate in the 1996 Plan.

ADMINISTRATION

        The 1996 Plan is administered by the Board which generally has the power to perform such acts as it deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan. In addition, the Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan to, among other things, determine the persons to whom and the dates on which Stock Awards will be granted, the type of Stock Award to be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. The Board is authorized to delegate administration of the 1996 Plan to a committee composed of not fewer than two members of the Board.





                                      14.

        The Board has delegated administration of the 1996 Plan to the Stock Option Committee of the Board. The members of the Stock Option Committee are currently Messrs. Crooks and O'Reilly. The Board may abolish the Stock Option Committee at any time and revest in the Board the administration of the 1996 Plan. As used herein with respect to the 1996 Plan, the "Board" refers to the Stock Option Committee as well as to the Board itself.

        In February 1996, the Stock Option Committee created the Non-Executive Officer Stock Option Committee which committee consists of two directors. The Non-Executive Officer Stock Option Committee has been given the authority to grant Options to eligible persons who are not executive officers of the Company; provided, however, that the number of shares subject to such grants made may not exceed 750,000 during the period between any two consecutive meetings of the Board, with the specific number of shares subject to Options granted by the Non-Executive Officer Stock Option Committee during such period to be reported at the next meeting of the Board. The members of the Non-Executive Officer Stock Option Committee are currently Drs. Kranzler and Blank.

        Section 162(m) of the Code requires that, in order to have stock options qualify as "incentive stock options" and not apply to the $1,000,000 threshold for Section162(m), THE directors who serve as members of a committee must be "outside directors." The 1996 Plan provides that, directors serving on a committee of the Board may be, in the discretion of the Board, "non-employee directors" and/or "outside directors" within the meaning of the 1996 Plan.

ELIGIBILITY

        Pursuant to the terms of the 1996 Plan, incentive stock options and SARs granted appurtenant thereto may be granted only to employees (including officers) of the Company and its affiliates. Stock Awards other than incentive stock options and SARs appurtenant thereto may be granted under the 1996 Plan only to employees (including officers), directors and consultants.

        No Option or award to purchase restricted stock may be granted under the 1996 Plan to any person who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any affiliate of the Company, unless the Option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the Option on the date of grant and the term of the Option does not exceed five years from the date of grant or, in the case of a restricted stock purchase award, the purchase price is at least one hundred percent (100%) of the fair market value of such stock on the date of grant. For incentive stock options granted under the 1996 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

        In addition to the foregoing restrictions, no person shall be eligible to be granted Options and SARs covering more than three million fifty thousand (3,050,000) shares of the Company's Common Stock in any one calendar year period.





                                      15.

SHARES SUBJECT TO THE 1996 PLAN

        The shares of stock that may be issued under the 1996 Plan shall not exceed in the aggregate ten million (10,000,000) (after giving effect to the increase in number of shares contemplated by this Proposal 3, but prior to giving effect to the proposed Reverse Split contemplated by Proposal 2), subject to adjustment as provided in the 1996 Plan. If Stock Awards granted under the 1996 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1996 Plan. Shares subject to SARs exercised in accordance with the 1996 Plan shall not be available for subsequent issuance under the 1996 Plan.

TERMS OF OPTIONS

        The following is a description of the permissible terms of Options granted under the 1996 Plan. Individual Option grants may be more restrictive as to any or all of the permissible terms described below.

        Exercise Price, Payment. The exercise price of incentive stock options granted under the 1996 Plan shall not be less than 100% of the fair market value of the Common Stock subject to such option on the date of such option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options granted under the 1996 Plan shall not be less than 85% of the fair market value of the Common Stock subject to such option on the date of such option grant. Notwithstanding the foregoing, an incentive stock option or nonstatutory stock option may be granted with an exercise price lower than that set forth in the preceding sentences if the Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Section 424(a) of the Code. However, if Options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such Options could be limited by Section 162(m). See "Federal Income Tax Information." The closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 15, 1998 was $3.03.

        In the event of a decline in the value of the Company' s Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced Options, whether incentive or nonstatutory, with new lower priced Options. To the extent required by Section 162(m), an Option replaced under the 1996 Plan is deemed to be canceled and a new Option granted. Both the Option deemed to be canceled and the new Option deemed to be granted will be counted against the 3,050,000 share limitation.

        The exercise price of Options granted under the 1996 Plan must be paid either: (a) in cash at the time the Option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) according to a deferred payment arrangement (except that payment of the Common Stock's "par value" (as defined in the Delaware General Corporation Law) may not be made by deferred payment), or (c) in any other form of legal consideration acceptable to the Board. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid





                                      16.

the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

        Vesting of Options. The total number of shares of stock subject to an Option granted under the 1996 Plan may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary but in each case will provide for vesting of at least twenty percent (20%) per year of the total number of shares subject to the Option. The vesting provisions contained in the 1996 Plan are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

        Early Exercise. Options granted under the 1996 Plan may, but need not, include a provision whereby an optionee may elect at any time while an employee, director or consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the original purchase price of the stock or to any other restriction the Board determines to be appropriate; provided however, that (i) the right to repurchase at the original purchase price shall lapse at a minimum rate of twenty percent (20%) per year over five (5) years from the date the Option was granted, and (ii) such right shall be exercisable only within (A) the ninety (90) day period following the termination of employment or the relationship as a director or consultant, or
(B) such longer period as may be agreed to by the Company and the optionee (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code (regarding "qualified small business stock")), and (iii) such right shall be exercisable only for cash or cancellation of purchase money indebtedness for the shares. Should the right of repurchase be assigned by the Company, the assignee shall pay the Company cash equal to the difference between the original purchase price and the stock's fair market value if the original purchase price is less than the stock's fair market value.

        Term. The maximum term of Options granted under the 1996 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Generally, Options granted under the 1996 Plan terminate on the earlier of (i) three months after termination of the optionee's employment or relationship as a employee, director or consultant of the Company or any affiliate of the Company or (ii) the expiration of the term of the Option as set forth in the Option, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the Option may, but





                                      17.

need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the Option may, but need not, provide that it may be exercised (to the extent the Option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such Option pass by will or by the laws of descent and distribution; or (c) the Option by its terms specifically provides otherwise. Individual Options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The Option term may also be extended in the event that exercise of the Option within these periods is prohibited for specified reasons.

RE-LOAD OPTIONS

        Without in any way limiting the authority of the Board to make or not to make grants of Options under the 1996 Plan, the Board shall have the authority (but not an obligation) to include as part of any Option agreement a provision entitling the optionee to a further Option (a "Re-Load Option") in the event the optionee exercises the Option evidenced by the Option agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with the terms of the 1996 Plan and the terms and conditions of the Option agreement. Any such Re-Load Option may be an incentive stock option or a nonstatutory stock option, as the Board may designate at the time of the grant of the original Option; provided however, that the designation of any Re-Load Option as an incentive stock option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on exercisability of incentive stock options.

TERMS OF STOCK BONUSES, RESTRICTED STOCK AND SARS

        Under the 1996 Plan, the Board may grant to eligible persons stock bonuses or may sell shares of the Company's Common Stock to such eligible persons pursuant to restricted stock purchase agreements. The terms of such stock bonuses are similar to those for other Stock Awards granted under the 1996 Plan. In addition to stock options and stock bonuses, the Board may also grant to eligible persons SARs. Under the 1996 Plan, the Board may grant tandem SARs, concurrent SARs or independent SARs.

ADJUSTMENT PROVISIONS

        If there is any change in the stock subject to the 1996 Plan or subject to any Stock Award granted under the 1996 Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1996 Plan will be appropriately adjusted as to the type of securities and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and. the type of securities, number of shares and price per share of stock subject to such outstanding options. Accordingly, such an adjustment will occur if the Reverse Split is effected.





                                      18.

EFFECT OF CERTAIN CORPORATE EVENTS

        The 1996 Plan provides that, in the event of a specified type of merger or other corporate reorganization of the Company, to the extent permitted by law, any surviving corporation or affiliate of such surviving corporation will be required to either assume Stock Awards outstanding under the 1996 Plan or substitute similar Stock Awards for those outstanding under such plan, or such outstanding Stock Awards will, subject to the next sentence, continue in full force and effect. In the event that any surviving corporation or affiliate of such surviving corporation declines to assume or continue Stock Awards outstanding under the 1996 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised will be accelerated and the Stock Awards terminated if not exercised during such time. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of' discouraging a proposal to acquire or otherwise obtain control of the Company. In the event of a dissolution or liquidation of the Company, any Stock Awards outstanding under the 1996 Plan shall terminate if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

        The Board may suspend or terminate the 1996 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1996 Plan will terminate on January 16, 2006.

        The Board may also amend the 1996 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Exchange Act); (b) increase the number of shares reserved for issuance upon exercise of Stock Awards; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of
Section 422 of the Code. The Board may submit any other amendment to the 1996 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

        Under the 1996 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or by directors and certain officers of the Company for estate planning purposes. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate. Notwithstanding the foregoing, the person to





                                      19.

whom the Option is granted may designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the Option.

FEDERAL INCOME TAX INFORMATION

        Incentive Stock Options. Incentive stock options under the 1996 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

        There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

        If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which such option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of such option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options. Nonstatutory stock options granted under the 1996 Plan generally have the following federal income tax consequences:

        There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized.





                                      20.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the nonstatutory stock option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add
Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the stock option is granted by a committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.



                                      21.

SCHEDULE OF PLAN BENEFITS AWARDED

        The following table presents certain information with respect to Options granted under the 1996 Plan for the fiscal year ended December 31, 1997, to (i) the executive officers of the Company named in the Summary Compensation Table under "Compensation of Directors and Executive Officers" below, (ii) all executive officers as a group, (iii) all current directors who are not executive officers ("Non-Employee Directors") as a group, and (iv) all employees, including all current officers who are not executive officers ("Non-Executive Officer Employees") as a group. Option grants are made by the Board, the Stock Option Committee or the Non-Executive Officer Stock Option Committee. Future grants of Options to directors, officers and employees are not presently determinable and the number of Options granted under the 1996 Plan during the fiscal year ended December 31, 1997 is not necessarily indicative of the number of Options that will be granted in the future.

                           1996 EQUITY INCENTIVE PLAN

                                                                              Number of
                                                                           Shares Subject
                                                                Dollar       to Options
Name and Position                                            Value(1)($)     Granted(2)
---------------------------------------------------------    -----------   --------------
Jay D. Kranzler .........................................      $450,840       277,440
   Chief Executive Officer,  Chief Scientific Officer
   and Vice Chairman

Debby Jo Blank ..........................................      $164,799       101,415
   President, Chief Operating Officer and Director

R. Michael Gendreau .....................................      $     --            --
   Vice President, Research and Development and Chief
   Medical Officer

All Executive Officers as a Group .......................      $615,639       378,855

All Non-Employee Directors as a Group ...................      $     --            --

All Non-Executive Officer Employees
   as a Group ...........................................      $559,438       319,000

(1) Calculated by multiplying the exercise price of the Option by the number of shares of Common Stock underlying the Option.


(2) Represents the number of Options granted under the 1996 Plan during the fiscal year ended December 31, 1997 and is not necessarily indicative of the number of Options to be granted in the future.



                                      22.

                                   PROPOSAL 4

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP ("Ernst & Young") to continue as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young audited the Company's financial statements for the fiscal years ended December 31, 1994, 1995, 1996 and 1997. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                          REQUIRED VOTE OF STOCKHOLDERS

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young as the Company's independent auditors. The Board unanimously approved the selection of Ernst & Young and believes that all officers and directors will vote their respective shares in favor of this Proposal 4.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                    RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4








                                      23.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of January 30, 1998 with respect to (i) each stockholder known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Company,
(ii) each director, (iii) each executive officer listed in the table entitled "Summary Compensation Table" under the heading "Compensation of Directors and Executive Officers" below employed by the Company in that capacity on January 30, 1998 and (iv) all directors and Named Executive Officers (as defined below) of the Company as a group. Except as set forth below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown

                                         AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)                     BENEFICIAL OWNERSHIP(2)   PERCENT OF CLASS(2)
-------------------                     -----------------------   -------------------
Allen & Company Incorporated ...........      5,727,809(3)                 14.7%
  711 Fifth Avenue
  New York, New York 10022
Paramount Capital Asset Management,
   Inc. ................................      5,190,468(4)                 13.4%
   787 Seventh Avenue, 44th Floor
   New York, NY 10019
Jay D. Kranzler ........................      2,616,339(5)                  6.3%
Debby Jo Blank .........................      1,119,084(6)                  2.9%
R. Michael Gendreau ....................        199,155(7)                  *
Richard M. Crooks, Jr ..................      1,131,897(8)                  2.9%
Jack H. Vaughn .........................         56,000(9)                  *
Philip J. O'Reilly .....................         84,625(10)                 *
Samuel D. Anderson(11) .................             --                     *
David Golde(12) ........................             --                     *
All Directors and Named Executive
  Officers as a Group (8 persons) ......      5,207,100(13)                12.3%


------------------------
 *      Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Ds filed with the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California, 92121.

(2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of January 30, 1998 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 38,652,003 shares of the Company's Common Stock outstanding as of January 30, 1998.

(3) This information was derived from information provided to the Company by Allen & Company Incorporated. Includes warrants to purchase 356,980 shares of Common Stock exercisable within 60 days of January 30, 1998.

(4) Dr. Lindsay A. Rosenwald is the sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount Capital"). Paramount Capital is the general partner of Aries Domestic Fund, L.P., a limited partnership incorporated in Delaware ("Aries Domestic") and the investment manager of The Aries Trust, a Cayman Islands trust ("Aries Trust"). Includes warrants to purchase 37,500 shares of Common Stock held by Aries Domestic and warrants to purchase 87,500 shares of Common Stock held by The Aries Trust, in each case such warrants being exercisable within 60 days of January 30, 1998. Of the 5,190,468 shares of Common Stock (including warrants) indicated as beneficially held, Paramount Capital shares voting and dispositive power with the following persons or entities: Dr. Rosenwald with respect to 5,190,468 of the shares; Aries Domestic with respect to 1,623,617 of the shares; and The Aries Trust with respect to 3,566,851 of the shares.





                                      24.

 (5) Includes 2,386,095 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Kranzler, as co-trustee of the 401(k) plan, has voting rights to such shares.

 (6) Includes 893,840 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Blank, as co-trustee of the 401(k) plan, has voting rights to such shares.

 (7) Includes 199,155 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

 (8) Includes 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company Incorporated, in which Mr. Crooks has a pecuniary interest pursuant to an arrangement with Allen & Company Incorporated.

 (9) Includes 55,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

(10) Includes 40,000 shares of Common Stock issuable pursuant to options or other rights exercisable within 60 days of January 30, 1998.

(11) Mr. Samuel D. Anderson was elected to the Board on March 9, 1998. Accordingly, Mr. Anderson's beneficial ownership of securities of the Company is not reflected as of January 30, 1998.

(12) Mr. David Golde was elected to the Board on March 31, 1998. Accordingly, Mr. Golde's beneficial ownership of securities of the Company is not reflected as of January 30, 1998.

(13) Includes 3,620,757 shares of Common Stock issuable pursuant to outstanding options and warrants exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which certain individuals in the group exercise voting power.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and holders of more than ten percent (10%) of the Company's capital stock are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during fiscal year 1997 all of its officers, directors and holders of more than ten percent (10%) of the outstanding shares of the Company's capital stock complied with all Section 16(a) filing requirements applicable to them.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

        Each nonemployee director of the Company is entitled to receive between $12,000 and $24,000 per year for such person's service as a director. Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1997. In addition, each nonemployee director is entitled to receive an option to purchase 10,000 shares of Common Stock of the Company upon such nonemployee director's initial election to the Board and an option to purchase an additional 10,000 shares of Common Stock of the Company upon each annual re-election of such nonemployee director to the Board, provided however, that each of Messrs. Anderson and Golde received an option to purchase 100,000 shares of Common Stock of the Company upon their initial election to the Board and are not entitled to receive additional option grants upon any re-election. Each of Messrs. Crooks, O'Reilly and Vaughn received an option to purchase 10,000 shares of Common Stock for service as a director during fiscal year 1997. Directors who are employees of the Company do not receive any fee for their service as directors. None of the Company's directors receive any fees for their service on any committee of the Board. All of the Company's directors are reimbursed for their out-of-



                                      25.

pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth information concerning compensation awarded or paid to, or earned for the fiscal years ended December 31, 1997, 1996 and 1995 by the Chief Executive Officer of the Company and those executive officers whose salary and bonus for fiscal year 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                  ANNUAL COMPENSATION      COMPENSATION(1)
                                                ------------------------   ---------------
                                                                                SHARES          ALL OTHER
     NAME AND PRINCIPAL              FISCAL       BASE                        UNDERLYING       COMPENSATION
          POSITION                    YEAR      SALARY($)       BONUS($)      OPTIONS(#)             ($)
--------------------------------     ------     ---------      ---------      ----------        -----------
Jay  D.  Kranzler,  M.D., Ph.D.,      1997      $ 245,000      $ 125,000        277,440         $  10,800(3)
   Chief Executive Officer,           1996        240,000        135,000      3,025,327            10,700(4)
   Chief Scientific Officer,          1995             --         50,000             --                --
   Acting Chief Financial
   Officer and Vice Chairman(2)

Debby Jo Blank, M.D.,                 1997        215,500        101,500        101,415             9,500(6)
   President, Chief Operating         1996        210,000        135,000      1,134,497           164,236(7)
   Officer and Director(5)            1995             --         50,000             --                --

R. Michael Gendreau, M.D              1997        149,000            262             --             4,472(6)
   Vice President, Research           1996        145,000         25,000        125,000            57,805(8)
   and Development and                1995        145,000        141,000          7,537(6)
   Chief Medical Officer

        (1) The Company's 1996 Equity Incentive Plan (the "1996 Plan"), Incentive Stock Option and Appreciation Plan and the 1988 Non-Qualified Stock Option Plan (collectively, the "Plans") are intended to further the interests of the Company by providing for the grant of stock awards to directors, officers and employees of and consultants to the Company.

        (2) Dr. Kranzler was appointed Chief Executive Officer of the Company on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Kranzler received as a consultant to the Company during 1995.

        (3) Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1997, and $9,500 of contributions made by the Company under its 401(k) plan.

        (4) Includes $1,200 paid by the Company on behalf of Dr. Kranzler for life insurance premium during 1996, and $9,500 of contributions made by the Company under its 401(k) plan.

        (5) Dr. Blank was appointed President and Chief Operating Officer on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Blank received as a consultant to the Company during 1995.

        (6) Represents contributions made by the Company under its 401(k) plan.

        (7) Includes $154,736 paid to Dr. Blank for relocation costs and related tax gross-ups associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $9,500 of contributions made by the Company under its 401(k) plan.

        (8) Includes $52,583 paid to Dr. Gendreau for relocation costs associated with Dr. Gendreau's relocation to San Diego, California. Also includes $5,222 of contributions made by the Company under its 401(k) plan.






                                      26.

                        STOCK OPTION GRANTS AND EXERCISES

        The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 to the Named Executive
Officers:

                                          INDIVIDUAL GRANTS
                        ----------------------------------------------------
                                         % OF TOTAL                             POTENTIAL REALIZABLE
                             SHARES        OPTIONS                                    VALUE AT
                          UNDERLYING     GRANTED TO     EXERCISE                ASSUMED ANNUAL RATES
                           OPTIONS      EMPLOYEES IN    PRICE                            OF
                           GRANTED       FISCAL YEAR    PER       EXPIRATION  STOCK APPRECIATION FOR
       NAME                  (#)           (%)(1)       SHARE($)    DATE         OPTION TERM($)(2)
----------------------  ------------- ---------------- ---------- ---------- ------------------------
                                                                                  5%          10%
                                                                             ----------- ------------
Jay D. Kranzler, M.D.,    277,440(3)         33.9%        $1.625    8/29/07     $283,530    $718,523
    Ph.D.

Debby Jo Blank, M.D.      101,415(3)         12.4%        $1.625    8/29/07     $103,641    $262,647

(1) Based upon options to purchase a total of 819,522 shares of Common Stock of the Company granted during fiscal year 1997.

(2) The potential realizable value is based upon the assumption that the fair market value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(3) Such options vest 25% on the date of grant with the remainder vesting ratably and daily over the four-year period following the date of grant.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth certain information as of December 31, 1997, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1997. There were no stock appreciation rights outstanding at December 31, 1997.

                                             NUMBER OF SHARES          VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                           OPTIONS AT FY-END(#)         AS OF FY-END($)(1)
                                       ---------------------------  --------------------------
            NAME                       EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------           -----------   -------------  -----------  -------------
Jay D. Kranzler, M.D., Ph.D.            2,233,243      1,069,524         -             -
Debby Jo Blank, M.D.                      836,642        399,270         -             -
R. Michael Gendreau, M.D.                 158,976        107,024         -             -

(1) All options held by each of the Named Executive Officers as of December 31, 1997 were out-of-the money.


EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Jay Kranzler, the Company's Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer. Dr. Kranzler's annual compensation consists of base salary of $240,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below.





                                      27.

        In addition to his base salary and bonus, under his employment agreement, Dr. Kranzler was granted an option to purchase 3,025,327 shares of Common Stock of the Company (which amount represented eight percent (8%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Kranzler's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Kranzler's employment with the Company. In August 1997, Dr. Kranzler was granted an option to purchase 277,440 shares of the Company's Common Stock at an exercise price of $1.625 per share. As of March 15, 1998, options to purchase 2,358,921 shares of Common Stock had vested.

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Debby Jo Blank, the Company's President and Chief Operating Officer. Dr. Blank's annual compensation consists of base salary of $210,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below.

        In addition to her base salary and bonus, under her employment agreement, Dr. Blank was granted an option to purchase 1,134,497 shares of Common Stock of the Company (which amount represented three percent (3%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Blank's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Blank's employment with the Company. In August 1997, Dr. Blank was granted an option to purchase 101,415 shares of the Company's Common Stock at an exercise price of $1.625 per share. As of March 15, 1998, options to purchase 883,671 shares of Common Stock had vested.

        In April 1996, the Company entered into an employment agreement with Dr.
R. Michael Gendreau, the Company's Vice President, Research and Development and Chief Medical Officer, whereby Dr. Gendreau will receive an annual base salary of $145,000. In addition, during 1996 Dr. Gendreau received $52,583 to offset the costs of relocating from Seattle, Washington to San Diego, California. The Company also granted Dr. Gendreau options to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $2.019 per share. On January 1, 1998, Dr. Gendreau was granted an option to purchase 50,000 shares of Common Stock of the Company at an exercise price of $1.4375 per share. As of March 15, 1998, options to purchase a total of 198,278 shares of Common Stock had vested. In the event that Dr. Gendreau's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Dr. Gendreau will receive severance pay equal to $72,500.





                                      28.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") is comprised of directors who are not employees of the Company. The Committee is responsible for determining executive compensation levels and performing such other functions regarding executive compensation as the Board may direct.

        The Company believes that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders. To that end, the Company has created an incentive compensation program intended to reward outstanding individual performance.

COMPENSATION PHILOSOPHY

        The Company's compensation program is intended to implement the following principles:

               o Compensation should be related to the value created for stockholders.

               o Compensation programs should support the short-term and long-term strategic goals and objectives of the Company.

               o Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.

               o Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives.

               o While compensation opportunities should be based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs should also be based upon how the Company performs.

COMPENSATION MIX AND MEASUREMENT

        The Company's executive compensation for the Chief Executive Officer and all other executives is based upon three components, each of which is intended to serve the Company's compensation principles:

Base Salary

        Base salary is targeted at the competitive median for similar companies in the biotechnology industry. For the purpose of establishing these levels, the Committee compares the Company's compensation structure from time to time with the companies covered in a compensation survey of the biotechnology industry entitled, Biotechnology Compensation and Benefits Survey, which is prepared by Radford Associates and sponsored by the Biotechnology Industry Organization. Many of the companies covered in that survey are also included in the published industry line-of-business index included in the Company's Stock Price Performance Graph, included elsewhere in this document.





                                      29.

        Based upon its reviews of industry data, the Compensation Committee determined that the base salaries of the Chief Executive Officer and all other executive officers were appropriate and necessary to attract individuals of such high caliber within the biotechnology industry.

        The Committee reviews the salaries of the Chief Executive Officer and other executive officers each year and such salaries may be increased based upon
(i) the individual's performance and contribution to the Company and (ii) increases in median competitive pay levels.

Annual Incentives

        The Company has a cash bonus program whereby bonus amounts are determined based upon the achievement of corporate goals and individual performance. Any bonus is based, in part, upon Company performance and in part on individual performance. The Committee believes bonus amounts are similar to those paid by other companies in the biotechnology industry.

Long-Term Incentives

        Long-term incentive compensation is provided through grants of options to purchase shares of the Company's Common Stock to the Chief Executive Officer and other executive officers. The stock options are intended to retain and motivate all employees to improve long-term performance of the Company. It is common in the biotechnology industry to grant stock options to all employees. As of the beginning of 1997, stock options had been granted to all full-time employees of the Company. The Committee believes the amount and value of such grants are based upon levels similar to other companies in the biotechnology industry.

        Generally, stock options are granted with an exercise price equal to prevailing market value. The stock options generally vest in increments over a period of years and an employee must be employed by the Company at the time of vesting in order to exercise his or her options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        The Company appointed Jay D. Kranzler, M.D., Ph.D. as its new Chief Executive Officer on December 28, 1995. Accordingly, his compensation was determined based upon prevailing compensation packages in the biotechnology industry, since a compensation package consistent with the biotechnology industry was believed necessary to attract an individual of Dr. Kranzler's caliber. His annual compensation consists of base salary of $240,000 and cash bonuses of up to twenty-five percent (25%) of his annual base salary. In addition, under his employment agreement, Dr. Kranzler was granted options to purchase 3,025,327 shares of the Company's Common Stock at an exercise price of $1.50 per share. In 1997, he earned bonuses totaling $125,000 pursuant to the terms of his employment agreement.

        Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, the federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and





                                      30.

four other most highly compensated officers of publicly held companies is limited to $1,000,000 per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that the deductibility of compensation payable in 1997 will not be affected by this limitation.




                             COMPENSATION COMMITTEE

                             Richard M. Crooks, Jr.
                               Philip J. O'Reilly
                                 Jack H. Vaughn






















                                      31.

                                STOCK PRICE PERFORMANCE GRAPH

COMPARISON OF 5-YEAR CUMULATIVE RETURN

        The following Stock Price Performance Graph compares the Company's cumulative total stockholder return on the Company's Common Stock for the periods indicated with the cumulative total return of the NASDAQ OTC Index and the NASDAQ Pharmaceuticals Stock Index. The Company has not declared any dividends since its inception. The Board and the Committee recognize that the market price of the Company's Common Stock is influenced by many factors, only one of which is Company performance. The historical stock price performance shown on the Stock Price Performance Graph is not necessarily indicative of future stock price performance.

-------------------------------------------------------------------------------
                                 92      93      94      95      96      97
-------------------------------------------------------------------------------
NASDAQ OTC                      100     114.8   112.2   158.7   195.2   239.5
-------------------------------------------------------------------------------
CYPRESS BIOSCIENCE, INC.        100     129.2    75      93.7    64.6    47.9
-------------------------------------------------------------------------------
NASDAQ PHARMACEUTICAL INDEX     100      89.1    67.1   122.7   123.1   127.2
-------------------------------------------------------------------------------

The above comparison assumes $100 was invested in the Company's Common Stock and each index on December 31, 1992.













                                      32.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In October 1997, the Company completed a private placement of approximately 3,851,000 shares of its Common Stock with certain accredited investors at a purchase price of $1.50 per share, resulting in net proceeds to the Company of approximately $5.6 million or $1.45 per share, after total costs of approximately $203,000. Merrill Weber & Co. acted as a non-exclusive placement agent for the Company and received $76,593 as a placement agent fee. Paramount Capital Asset Management, Inc., the Company's second largest stockholder, is the investment manager of Aries Domestic Fund, L.P. and The Aries Trust, stockholders that participated in the private placement and who collectively purchased 1,333,333 shares of the Company's Common Stock and received $120,000 in placement agent fees.

        Mr. Richard Crooks, Jr., a director of the Company, is a director of and consultant to, Allen & Company Incorporated, a principal stockholder of the Company. As of January 30, 1998, Mr. Crooks beneficially held approximately 2.9% of the Company's Common Stock.

        Allen & Company Incorporated is compensated for investment banking services rendered to the Company under a one-year consulting agreement specifying monthly payments of $5,000. In 1997, the Company paid Allen & Company Incorporated a total of $40,000 under this agreement.

        The Company entered into employment agreements with each of its three executive officers, as described in "Executive Compensation - Employment and Change of Control Agreements." In addition, the Company has granted stock options to certain directors and executive officers of the Company. See "Stock Option Grants and Exercises."

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.

        In addition, the Company's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them





                                      33.

in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

                                  OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

THE COMPANY WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK UPON REQUEST, FREE OF CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON WRITTEN REQUEST TO: MANNY DIAZ-CONTI, CORPORATE SECRETARY, CYPRESS BIOSCIENCE, INC., 4350 EXECUTIVE DRIVE, SUITE 325, SAN DIEGO, CALIFORNIA 92121.




                                       By Order of the Board of Directors



                                       Manny Diaz-Conti
                                       Corporate Secretary
May 18, 1998







                                      34.

                                   APPENDIX A
                                AMENDMENT TO THE
                      AMENDED AND RESTATED CERTIFICATE OF
                                  INCORPORATION
                                       OF
                            CYPRESS BIOSCIENCE, INC.


        CYPRESS BIOSCIENCE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follow:

        FIRST: The name of the corporation is Cypress Bioscience, Inc.

        SECOND: The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 21, 1981 under the name Immune Response Systems, Inc., and was subsequently amended on October 14, 1982, March 1, 1983, May 10, 1983, May 9, 1986, January 9, 1987,
November 9, 1990, June 10, 1991, December 21, 1994 and April 18, 1996
(collectively, the "Amendments"), each time pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware.

        THIRD: The Amended and Restated Certificate of Incorporation of this corporation, in the form attached hereto as Exhibit A, integrates into a single instrument all of the provisions of the Amendments and further amends the Certificate of Incorporation, which further amendments have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the corporation.

        FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.

        IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary this ___ day of _____________, 1998.



                                       CYPRESS BIOSCIENCE, INC.


                                       By:
                                           ------------------------------------
                                              Jay D. Kranzler
                                              Chief Executive Officer

ATTEST:


---------------------------
Manny Diaz-Conti
Corporate Secretary

                                    EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                            CYPRESS BIOSCIENCE, INC.,
                             A DELAWARE CORPORATION


                                    ARTICLE I

        The name of the corporation is Cypress Bioscience, Inc.


                                   ARTICLE II

        The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle: and the name of the registered agent of the corporation in the State of Delaware at such address is United States Corporation Company.


                                   ARTICLE III

        The nature of the business and purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

       The total number of shares of all classes of stock which the corporation shall have authority to issue is sixty-five million, fifty million of which shall be shares of one class of Common Stock, par value $.02 per share, and fifteen million of which shall be shares of Preferred Stock, $.02 par value per share ("Preferred Stock"). Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each _____ shares of the corporation's Common Stock, par value $.02 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock, par value $.02 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder's fractional share based upon the closing sales price of the corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date of the Effective Time.

        The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock shall have such designations and powers, preferences and rights, and such qualifications, limitations or restrictions thereof, as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock and which are permitted by law in respect of Preferred Stock.


                                    ARTICLE V

        The name of the incorporator is Jack H. Halperin and his mailing address is 250 Park Avenue, New York, New York 10017.


                                   ARTICLE VI

        The following provisions are inserted for the regulation and conduct of the affairs of the corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers elsewhere conferred herein or in the By-laws of the corporation or conferred by law:

        1. The original By-laws of the corporation shall be adopted by the incorporator named in Article V. Thereafter, in furtherance and not in limitation or the powers conferred under the General Corporation Law of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter or repeal By-laws not inconsistent with law or with its Certificate of Incorporation.

        2. Election of directors need not be by written ballot, unless the By-laws of the corporation shall so provide.


                                   ARTICLE VII

        No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.









                                       2.

                            CYPRESS BIOSCIENCE, INC.

                                      PROXY

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 30, 1998


      The undersigned hereby appoints Jay D. Kranzler and Manny Diaz-Conti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cypress Bioscience, Inc. (the "Company") which the undersigned may be entitled to vote at the 1998 Annual Meeting of Stockholders of Cypress Bioscience, Inc. to be held at 4:00 p.m. Eastern Standard Time at the Hotel Intercontinental located at 111 East 48th Street, New York, New York 10017, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

     FOR all nominees listed below                WITHHOLD AUTHORITY to
     (except as marked to the contrary            vote for all nominees
     below).                                      listed below.

     NOMINEES: Mr. Jack H. Vaughn
               Mr. Samuel D. Anderson


TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   (Continued and to be signed on other side)

                           (Continued from other side)


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.

PROPOSAL 2:         To approve an amendment to the Company's Amended and
                    Restated Certificate of Incorporation to (i) effect, at any time prior to the 1999 Annual Meeting of Stockholders, a reverse stock split, whereby the Company would issue one (1)
                    new share of Common Stock in exchange for between two (2) and four (4) shares of outstanding Common Stock and (ii) after giving effect to the aforesaid reverse stock split, establish the number of authorized shares of (A) Common
                    Stock, at 50,000,000 shares and (B) Preferred Stock at
                    15,000,000 shares;

                    FOR               AGAINST             ABSTAIN

PROPOSAL 3:         To approve an amendment to the 1996 Equity Incentive Plan to increase the total number of shares of Common Stock authorized for issuance under such plan from 7,000,000 to 10,000,000 (without giving effect to the proposed reverse split contemplated by Proposal 2);

                    FOR               AGAINST             ABSTAIN

PROPOSAL 4:         To ratify the selection of Ernst & Young LLP as the
                    Company's independent auditors for the fiscal year ending
                    December 31, 1998.

                    FOR               AGAINST             ABSTAIN



Dated:____________, 1998                ________________________________________

                                        ________________________________________
                                                     SIGNATURE(S)


                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


                                       2